Enova Systems, Inc. – Investor Update Webcast Transcript – November 18, 2008

Jarett Fenton:	So we’re actually up and running so I think we should get
started gentlemen. This is Jarett Fenton, CFO of Enova
Systems. With me is Mike Staran, chief executive office and
president, calling in is John Wallace, our newly elected
chairman and as a special guest, David Hillman, director of
marketing IC Bus, subsidiary of Navistar.
Relatively new format for Enova systems: a conference call.
Mike and I thought this would be prudent in light of our Q3
results which have been on file as a market update and a
little bit of a financial update, as well as a chance to give some of our investors and other interested parties a chance to ask some questions.
The format for today is going to be Mike is going to give a
market overview and a introduction. I will do a quick review of the Q3. We will then have a question and answer period
where we submit the questions that we’re given.
With that I’d like to pass it on to Mike and get started here.
Mike Staran:	Thanks, Jarett. In our recently released quarterly report
we’re showing the affects of a very sluggish and cautious
market. Enova’s third quarter results underscores the stress on the auto industry as overall vehicles sales to their lowest levels in 25 years.
We along with nearly all the biggest part markers have posted losses for the third quarter.
Although we do believe that we remain relatively well
capitalized it’s prudent that we do exhaust all cost reduction opportunities. We are also attempting the leverage of
distribution channels and will likely move into an aggressive and complementary retrofit strategy for our post-transmission system.
With this said, we do however expect significant traction in
2009 with our core customers. Customers such as IC Bus and as
Jarett mentioned earlier, David Hillman’s here to talk in a
little bit more detail about that.
The Tanfield Group based in the UK, as well as First Auto
Works from China have all indicated that they’ve foresee
strong growth. In a few minutes David, as I mentioned will
discuss the outlook in particular, but I believe the basis of this optimism through our customers is due to the OEM’s
renewed commitment to the technology and market via customer acceptance and improved economic drivers that we have been
able to achieve in the past year.
A couple of specific notes that I would like to articulate is that IC Bus recently announced that it has been approved for
CARB certification and an IRS tax credit that totals
approximately $12,000 U.S. per vehicle, that Enova powered IC buses qualify for the alternative fuel motor vehicle credit
enacted by the Energy Policy Act of 2005.
The models offered by IC Bus are the first and only school buses on the list.
Smith Electric Vehicles, part of the Tanfield Group, is preparing their entrance into the North American market in 2009. This is exciting.
In addition to that the world’s largest electric vehicle OEM expects dramatic increases in European volume beginning in early 2009.
FAW of China recently announced that Enova’s hybrid system performed successfully in the Beijing Olympics. They also have plans to invest $344 million U.S. in vehicle development.
Internally Enova continues to strengthen its business
operating systems by announcing the removal of the material
weakness which was given to the company for the 2006 year.
The removal of such a label is evidence that Enova has
implemented value added disciplines to strengthen the
company’s position in the market.
In addition to this, as Jarett had mentioned earlier, we had strengthened our board of directors. John Wallace, who you’ll hear from in a few minutes, is our recently elected chairman.
John is the recently retired CEO of Xantrex Technology. He
also was the executive director of Ford electric vehicle
programs. John brings a wealth of automotive knowledge from
an engineering, financial and operational end that we think is greatly needed and we look forward to his guidance as we move forward.
In addition to John I’d like to mention a gentleman by the
name of Roy Roberts. Roy has joined our group in May. He is
the ex-group vice president of General Motors North American
Vehicles. He’s also the ex-president of International
Harvester.
With that said I’d like to now pass the discussion back to our CFO, Jarett Fenton.
Jarett Fenton:	Quick couple notes on Q3. We filed our Q3. I have three points that I want to bring up before we get into the Q&A section.
Obviously in Q2 we announced a significantly realigned growth strategy with one of our largest customers, Canfield. In Q3
I’m happy to say that as part of a negotiated settlement we
did take back 40 units from them. This is reflected in our Q3 top line sales as a negative.
The reason we did that again, as I say part of a total settlement in Tanfield is paid in full up until now and we do look forward to helping them and assisting them in their realigned growth strategy.
Th!nk – we currently reserved about half a million dollars in
Think receivables. This is associated with an IP transfer
agreement that we did engage with Think. That has not been
paid and management decided at this time to be conservative
and reserved for it.
That being said, management considers the agreement valid and does believe that Think is operating in violation of that agreement currently so we are going to seek remuneration for those receivables.
Our SG&A number for Q3 looks comparatively high quarter on
quarter compared to Q2, however, again, there is a Think
balance in there for this reserve, as well as the cost of our
ISO quality and production initiatives. Those are one off
costs. We look forward to obtaining our ISO certification in the next few months.
This is part of an overall cost reduction strategy by Enova. So without being forward looking I would say that the SG&A numbers we would expect to trend down.
Going forward, I’m going to transition in to the Q&A section.
Obviously we are not going to give anything that could be
construed as guidance or anything too forward looking. There were a couple of questions that were relevant in other
fashions so we will ask them anyway, however, please bear with us when we do not give guidance or remain forward looking.
The format of this follows: we’ve received about 25 questions. In terms of questions that were similar, we picked the better one and are going to ask that so we will not duplicate questions.
We’ve broken it up into a section for David Hillman, a section for John Wallace and then a section for Mike and myself.
With that I’d like to get started with a few questions for
David. The first question if I may. In the current economic
climate how many EV & HEV buses does IC Corp. plan on
delivering in the year 2009 and when do you plan to ramp up
your production of these buses? A number within a range would be helpful.
David Hillman:	Right. The good news, Jarett, it’s the same question I get I think on a daily basis from my boss and that I ask my team on a daily basis around our shop.
Unfortunately the volume of orders that we’ve received to date for hybrid buses has fallen short of our expectations and I’m sure the expectations of the group at Enova.
The current economic climate we find ourselves in adds to the uncertainty. Now we can’t control external factors, but we can control how we react to those factors.
I want to point to some highlights to actions we’ve taken just in the last several months to improve our hybrid bus sales which will include improving performance with the Enova order board.
In March of ’08 we retained a consultant to help us explore, manage and win additional funding opportunities for hybrid
buses. We found that funding is a key contributor to the
success of generating orders. So we retained a consultant.
In May we hired our own sales professional just dedicated as a hybrid bus executive to selling hybrid buses in the U.S. and Canada.
In August we completed the first round and third party testing for the plug in hybrid electric school bus. This testing is
key to unlocking additional funding opportunities for our
dealers and for our customers.
As Mike referenced earlier just in the last month we received certification from the Internal Revenue Service that our buses with the Enova plug in system do qualify for the qualified
alternative fuel motor vehicle credit, otherwise kind of
colloquially known as the federal hybrid tax credit, which
typically would be about a $12,000 – it’s a sliding scale, but most of the buses in the configuration that we’d be selling
would qualify for a $12,000 tax credit.
The nice thing about a tax credit from my position is that that is not exclusive to other grants that might be available. So we’d be additive to other funding that could be available.
Finally, we remain committed to maintaining our leadership
position in hybrid buses. It’s something that we enjoy today and we have no plans to relinquish our leadership position.
We plan to continue through all these actions I just laid out, additional hybrid bus sales.
Jarett Fenton:	Excellent. Thanks, David. Just a quick follow-up from the
same investor regarding the specific volumes in the LTA.
Again away from anything forward looking, but specific to the target outlined in the IC LTA, I think you basically clarified that those are not being met, but is there an additional
comment just on the specific volumes in the IC LTA or do you just want to consider that question answered and move forward?
David Hillman:	Yeah; again because of the forward looking nature of some of those questions I’m precluded from divulging too much and
again because this is a public call, there are a lot of
activities and plans that we’re just not at liberty to
disclose, but at the same time I do want to give the assurance to the investors of Enova and to our customer base that we’re adamantly pursuing growing our hybrid sales. We don’t view
this as some activity that we pursued before and we’re on to something different.
We see ongoing needs and we’re crafting strategic plans around hybrid bus sales.
Jarett Fenton:	Excellent. The next question, David, is regarding the
California grant money. Is the California grant money for
cleaner school buses still in play? It seems like a difficult environment for local school districts to afford a hybrid
premium and is there anything being done to mitigate this
besides government grants?
David Hillman:	Yeah; California is a great example of a state that very
aggressively put their money where their mouth is in terms of funding buses, specifically school buses that are the cleanest and the most environmentally friendly.
It’s kind of public knowledge that California is, as are many states in the U.S., suffering a lot of problems from a
financial standpoint. They’re I believe running over a $15
billion budget deficit and that keeps increasing so I’m sure they’re rethinking a lot of bonds.
However, the money, which is known either as Proposition 1B or more officially as the lower emission school bus program, the
LESBP funding was appropriated by the California legislature and it’s in the CARB budget.
So it’s dedicated for funding from a bond issue that is
unlikely to be cut. I would never say never, but everything
we’ve seen is that they are proceeding with this and it’s $200 million specifically for cleaning up school buses in the State of California. Most of that is for new vehicle purchase so
there’s not a lot of retrofit money and it’s split over the
next two years. So it’s a great opportunity.
Jarett Fenton:	We certainly look forward to that as well. Next is a question that Mike and I get asked quite frequently. I thought it
would be interesting to pose it to you, David. How is lower
oil affecting the hybrid and all electric market? Is it
slowing orders due to a decreased payback or have OEMs in the marketplace reached a tipping point where vehicle efficiency and environmental concerns are moving things forward
regardless of oil?
David Hillman:	Yeah; from where I sit it’s much more of the latter and
certainly if you just rewind the clock just as recently as two or three months ago there was such a feeling that my goodness in this day and age of $130 plus per barrel crude oil price
that hybrids – we need more of them faster.
I would say that from my personal experience the price of crude oil has a less dramatic impact on hybrid bus sales certainly over the near term of I’m going to say the next five year timeline.
Then the drive that you’re seeing in a lot of areas for
cleaner environment and the availability of supplemental
funding. Environmental concerns and the availability of
funding I think are much stronger determinants for hybrid
opportunities than the price of crude.
The funding model that’s been composed by the commercial
vehicle industry I was a speaker at a recent conference held in October known as HTUF or the hybrid truck user’s forum.
That group is proposing an action that’s embraced by Navistar that would be one of more funding now that tapers off as the economies of scale drive cost out of the system, especially
the batteries.
In other words, we’re not looking for a perpetual handout from the federal or state governments, but we are saying give us a bit more now to get the supply base and the infrastructure
aligned to be able to have an end in sight to the funding
mechanism.
That tends to be what, in my experience again, what the
government really likes to see. They want to have a way to
jump start with some funding to get a business up and running or a marketplace up and running but not have it be something in perpetuity.
Jarett Fenton:	That’s actually an interesting point, David. I’ll just add
with some of our other customers as well when we sit with a
new, a potential or a current customer for that matter we
actually detail out our Enova payback calculator.
I would say that typically oil is the fourth or fifth – price of oil is the fourth or fifth variable that is given concern after those that you mentioned and just a few others.
So I completely agree with you, David. Certainly the funding, the notion that you would scale the volume of funding to help out in the near term I think that’s probably a pretty positive market development.
This is the final question for David to bring it to a point. What makes Enova’s solutions the better choice than competitors like Eaton, Siemens and UQM?
David Hillman:	Good question. I view the relationship that IC Bus has with
Enova as a strategic advantage so I’m really not going to get into a lot of the details and particulars that I think are
going to make us succeed jointly in the marketplace. Don’t
want to tip my hand too much, but a couple key points that I will share.
One, by using the Enova hybrid system, IC Bus, we’re proud to be the only vehicle manufacturer selling a PAPV, a plug in hybrid vehicle built in a factory environment.
There are some people that are converting Toyota Prius’ out
there, which is great, but General Motors, Toyota, Honda,
anyone making trucks or buses or even passenger cars, they’re behind us in terms of first to market so that’s something that we’re pretty proud of and that I think again reinforces our
leadership position and gives us just that much more
experience. Everyone else is going to follow behind us
certainly in the bus marketplace.
Another point is that the Enova design did not cause us to
have to recertify our engines because the proprietary Enova
system technology doesn’t affect our calibration protocols for our engines. So this is especially important as we encounter, for example, EPA emissions changes such as those coming in
2010 where we don’t have to recertify an engine because its
got an Enova system hooked to it.
We certify the engine like we would for even non-hybrid units or hybrid units alike and then the Enova system is able to
seamlessly integrate with what we’ve done already from a
calibration standpoint, which saves us time, money and
resources. So those are a couple of the ones that I view are key reasons for the relationship between IC Bus and Enova.
Jarett Fenton:	Obviously very important relationship for Enova as well so thank you very much, David, for those insightful answers.
I’m actually going to transition it now to a couple of
questions for our newly elected chairman, Mr. John Wallace.
John, if I may. What do you feel you offer Enova and what
role does Enova’s board of directors play in Enova’s business focus and ultimate success?
John Wallace:	Well thanks, Jarett. Let me start with my role. I’ve been on the board of Enova for six years and of course I was familiar with the company prior to that when I was responsible for
Ford’s electric drive vehicle program and so I’m very familiar with Enova’s unique technologies and the market that we play
in.
I feel especially at this time while Enova is emerging as a
production company that my almost four years of knowledge in worldwide operational, financial disciplines in the automotive industry will be a big help to Mike and his team.
Moving onto the board, we are very fortunate to have a
extremely experienced and talented board; one that would be
more typical of a company that was many times their size. We have people who have had vast experience in automotive,
aerospace, whose disciplines range from financial to
engineering to manufacturing.
This board can be very helpful in providing guidance during this period of change that the company’s going through and it’s really an asset that very few companies have.
There is certainly a lot of work that we have to do right now.
Certainly both the external environment and our own evolution present a lot of challenges to the company so I think we have the people on board that can meet those challenges.
Jarett Fenton:	Now another question, John, following up to that and this is a question that also myself and a little bit lesser extent Mike get quite often. I thought it’d be interesting to hear the
chairman’s’ take on it.
How is the current economic environment affecting Enova’s
ability to fund operations? With about 13 million in cash it seems at some point in the next 12 months that the company
will need to access additional capital to fund expansion
before profitability can be achieved. Can management
elaborate on their plan of action?
John Wallace:	Well, let’s start off with our position. We have a strong
balance sheet. We have not only over 11 million in cash, but we have eight million dollars in ready for sale inventory,
which is basically almost the same as cash for us and we have a very clean capital structure because almost all our shares are in common and we have very little debt.
So we’re in a position which is hardly urgent. Certainly we
have a lot of concerns about the current economic environment and that’s something we’re going to be watching a lot and of course we’re going to do the prudent thing and look for as
many opportunities to lower our costs and as we continue to
meet our core customer requirements while we look at whole
funding equations.
Jarett Fenton:	Excellent. I actually give a quite similar answer to investor updates as I go forward so I think that hits the nail pretty much on the head.
The next question I was going to ask John is actually a
similar question that we asked David about oil prices. I
think between David and myself we pretty much nailed the
company’s position on that. I’m going to go ahead and skip
ahead, John, to a question about –
John Wallace:	I have one thing, Jarett, and that is is that the current oil pricing is right now highly volatile, but if you look at the
IEA projections, their projections basically indicate that
moving out beyond 2009 we’re going to see high oil prices.
We’re going to continue to have supply limitations and we
really need to look a little bit longer term.
Jarett Fenton:	I couldn’t agree more, John. We certainly in our model we certainly see a spike in oil prices as we move out into the mid and longer term.
A question about intellectual property, an issue that we all take very, very seriously. With so few Enova patents recorded and none pending can you elaborate on how Enova products and technology is protected and specifically which products are
protected?
John Wallace:	Well of course I first want to say that we have a tremendous amount of intellectual property and that’s indicated by
comments such as David made about our proprietary advantages and some of the independent party testing that’s been done and we really have to look a little bit beyond patents when we
talk about intellectual property. There’s a great deal more
to intellectual property than awarded patents.
Much of our intellectual property is bound up in control
algorithms and other embedded software. This embedded
software is carefully controlled by the company. We control
it through both contractual and through physical means by not revealing source code.
So you really have to look at the total picture of our
intellectual property. We’ve been developing intellectual
property in the hybrid area for many, many years now and have quite a library of important developments which can be seen in the performance of our products.
Jarett Fenton:	Now specific to that, John, regarding stationary applications,
Enova doesn’t speak specifically about any stationary
applications that it’s working on, but suggests that it is one of its core competencies. Can you elaborate on anything Enova is working on with the consideration of the stationary market?
John Wallace:	Well Enova’s always felt that stationary powers are
opportunity, but we really have been focused more, much more identifying, developing and penetrating the electric and
hybrid electric vehicle market. I think in today’s
environment that that’s the right focus for us at this time.
Jarett Fenton:	Excellent. I think that’s going to be a pretty good transition to a couple of questions for our president and chief executive officer, Mike Staran.
Mike, how long is the typical sales cycle for Enova with a new trial customer on all areas for business and when will that begin to shorten?
Mike Staran:	Well it’s a good question, Jarett. I’d like to just step back one second and again kind of emphasize a couple of things that John had mentioned.
When it comes to IT we do have a lot of aggressive strategies going on right now to make sure that we are protected. I
think that our customer base, we’ve said this all along, when you look at the world’s largest medium size truck OEM in
Navistar you look at the world’s oldest and largest EV
manufacturer in Tanfield.
You look at the UK’s largest low floor and double deck bus manufacturer in Right Bus. You look at the second largest bus manufacturer in the UK in Optare. We’re doing a lot of work with Isuzu.
We’re working with China’s largest vehicle manufacturer in
FAW. These are people that we’re not targeting. These are
our customers. So when the market becomes as stimulated as we would have liked to see it, we are in the position with our
customers that will move us forward.
I think this speaks directly to our IT. Certainly we have to protect it and we are certainly doing that, but these
customers would not be using our systems if it didn’t offer
something a little bit unique.
Now back to the question about a sales cycle. Again, very
good question. I’ll try to answer it in as much detail as I
can. We found that the average sales cycle begins with
approximately three to six months of evaluations and design
reviews whereas the customers come in, get to know us, get to know what we can offer.
We’ll get a basic outline about the drive cycles, things like that. Offer them a system; one of the many systems that we’re able to provide. This is pretty much followed by about three months of detailed design for the specific vehicle and the
specific drive cycle, which is followed by the integration of a low volume evaluation which takes about four months.
So again, now we’ve talked to the customer, we’ve identified a design, we’ve purchased the product, we’ve integrated into a few vehicles and then this vehicle is typically evaluated by the customer for up to 12 months.
Now I’ll say this. A lot of people believe that with oil
prices and with the green environment that everybody’s driving for that there should be many, many more vehicles put on the road, but what I think everybody does need to understand is
that people like IC Bus, people like Right Bus, Tanfield,
Isuzu, FAW, these people have a tremendous reputation in
reliability, customer service and putting things on the road that work exactly to their specifications.
They are more likely to put a lower volume out and evaluate it in all conditions than they are to just make a sweeping we’re going to put 1,000 buses on the road and hope for the best.
So this is where some of the frustration from a supplier, from our point of view, but it doesn’t – we fully, fully understand
it.
From this point where the customer evaluates it for 12 months, we look at about another nine to 12 month field trial of maybe
30 vehicles or so. That’s typically what we’ve seen. We see
that with IC Bus. So you put a couple of buses on the road
the first year. You put another 20, 30, 40, 50 buses on the
following year.
Beyond this point, which now we’re up to about two and a half, three years, it’s truly based on the customer’s initiative, their infrastructure and their market strategy.
As David Hillman had mentioned part of their initiative was to identify and secure as much funding as possible to work with various lobbyists to get funding. We on our side of things,
we’re continually training IC dealerships and field service
people. We were developing manuals to give them so that
there’s no issues when these things are on the road.
So although it may sound frustrating and believe me it’s
frustrating to us some days, this is pretty much the typical cycle. Again it does vary based on the customer’s initiative, but hopefully that answers it in as much detail as we’re able to give out today.
Jarett Fenton:	Okay; and speaking of customers, a question about fleets.
When do we see a significant firm order from fleet operators?
When does Verizon, Cox, FedEx or UPS make a serious effort to bring electric vehicles and hybrid electrics to their fleet?
Mike Staran:	As people that have heard me in the past, as a company we
truly believe in the fleet market. We are currently talking
to the largest fleet operators in the world. We had quite
frankly believed that a scenario where a major fleet operator ordered significant volume would have already occurred. No
question about it.
We’re a bit stymied as to why one of the large pick up and
delivery operators is not aggressively adopted hybrid or
electric technology. Again early adopters is one of the
hurdles and one of the challenges that face us as well as
David’s group and all the other OEMs.
We are in regular communications as I mentioned with the top five fleet operators and continue receiving indications of
imminent introduction. We maintain this relationship. We’ll
ultimately obtain potential orders, number one. And number
two and maybe more importantly, it does allow us to leverage ourselves into the OEM supply base.
What I mean by that is people like UPS, people like Federal
Express, they utilize chassis from people like Navistar and
people like Freight Liner and those types of people. So,
number one certainly to get incremental business for Enova is critical, but number two, it also does provide us some
leverage to get into the major OEM supply base.
Jarett Fenton:	I think we also see that to a lesser extent with Office Depot and Staples.
Mike Staran:	Absolutely.
Jarett Fenton:	Another specific question, Mike, about electric motors and the nature of the electric motor that Enova uses. Can management elaborate on the topic of acquiring or using other electric
motor types? Does this mean a merger possibility or some type of licensing agreement? Does this mean Enova’s proprietary
software and configurations are where the true value of the
company is and not the hardware?
Mike Staran:	Again, another good question and I think some of the root of this question is in many of our presentations and in many of our discussions with shareholders. We do mention to them that
Enova is able to look at induction motors, permanent magnet
machines and the like.
Now certainly our designs and our history here from a design and engineering end has been primarily in the induction motor arena. I will say however that the most prominent value of
Enova System lies in its non-invasiveness.
Again, two things that I preach: physically non-invasive,
which results in ease of assembly. I think that David Hillman and the guys from Navistar are perfect examples. Our system
goes into their assembly plant in Conway. It is very easily
installed. There is very, very little modification that’s
required in the OEMs assembly plant. Very critical to them;
very helpful for us.
The other side of the non-invasiveness is the interfacing that we have with the communications system. Again as David said, we don’t require any recertifications. This is a very
critical point. When you recertify an engine our information is is that you start to look in the neighborhood of $750,000 or more when you have companies such as the Navistar’s of the world. They product ten, 12, 13 different engines. So the
cost is – it’s a daunting proposal for them.
So again non-invasive from a physical; non-invasive from a communications side. That’s really the crux of our system.
So with that being said, what does this mean with motors? It means we can use our induction motor, which we’re very, very comfortable with. However, if there was a system or a
customer that required a different packaging or just had a
favoritism towards a PM motor, our system can work with that as well.
Our system’s very agnostic to motor type. It also doesn’t
care what type of energy storage system we use. What I mean
by that is we can use any type of battery chemistry. We can
use fuel cells. We can use ultra capacitors. To us it
doesn’t matter. Very, very important to our customers. We
have customers today that will change battery chemistry in the same model year. Our system does not care.
So again, very non-invasive so when we mention about the
motors we just want to let everybody know that our system is designed to be very user friendly. If there is a specific
application that requires a different motor that’s fine. If
there’s an application that requires a different energy
storage system, that’s fine as well.
Jarett Fenton:	Okay; excellent. I’m going to just take a few minutes to address a couple of more financial related questions and then I think we’ll bring this call to a conclusion.
The first question for the CFO is when do you expect the
company to achieve positive margins? Obviously a point of
concern. If you remember at the shareholder meeting we talked quite extensively about it.
What I would point to is that it is a question of when and the question is answered as when we see volumes, there will be positive margins.
In most cases our supply agreements are already finalized in that we see the margins existing in volumes. It has been
evaluated in two rounds of due diligence for the past fund
raising. The positive margins are there.
What we need to do is focus on getting the volumes to support that, but in terms of the business model we are absolutely of the belief that positive margins and ultimately in fact a
bottom line profitability can be achieved on our product
offering.
That being said, I would point you as just one example to Q4 of last year when was the large Tanfield quarter when we
really did have a big slug of Tanfield. You’ll notice that
the margins were positive. So we have seen it in practice.
We’ve certainly modeled it and in most of the cases the
positive margins are baked into our purchase supply
agreements.
A second question for myself is how does the currency market play in earnings and does a strong dollar help or hurt with our model to outsource manufacturing. It’s an excellent question.
Obviously uncertainty in the currency markets is of benefit to no one. So we do keep an eye on it. I pay attention to it.
However, that being said, our supply agreements that I just
mentioned which have been negotiated and are there to support volumes, they’re all negotiated in U.S. dollars. Same for our customer contracts. They’re U.S. dollar contracts.
So while nobody can be absolutely immune from foreign currency swing, certainly when you’re buying product overseas or
selling product overseas. We’re pretty comfortable that the
impact will be relatively mitigated in the uncertain currency markets going forward.
That being said I’m just going to take a minute to thank Mike and David and John for participating in this. We hope that
it’s a useful exercise for our investors and other interested parties. We hope to do this again if the response is there
and it was useful. So again, thank you David, John and Mike
and we look forward to updating you again in the future.

[End of Audio]